Exhibit-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-1/A of U.S. China Mining Group Inc. (Formerly known as Songzai Holding Group, Inc.) of our report dated April 14, 2010 relating to the financial statements which appear in this Form S-1. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Goldman Kurland  and Mohidin LLP
Encino, California
March 17, 2011